Contact:	Arturo Rodriguez
Atari, Inc.
212-726-4234
arturo.rodriguez@atari.com
ATARI APPOINTS DAVID PIERCE
PRESIDENT AND CHIEF EXECUTIVE OFFICER
— Entertainment Industry Veteran to Oversee Interactive Entertainment Company —
New York, New York, September 5, 2006 — Atari, Inc. (Nasdaq: ATAR), one of the world’s most recognized brands and leading third-party video game publisher, announced today the appointment of David Pierce as President and Chief Executive Officer (CEO), effective immediately. Mr. Pierce is assuming the responsibilities of CEO previously held by Bruno Bonnell.
In this role, Mr. Pierce assumes responsibility for the operational management of Atari and will partner with Mr. Bonnell to achieve strategic objectives of the Company. Mr. Bonnell will continue to serve as the Company’s Chairman and Chief Creative Officer (CCO), steering the creative vision for Atari.
Mr. Pierce has a proven record in establishing and growing companies. With more than 20 years of executive management experience with major entertainment companies such as Universal Pictures, MGM, Sony Pictures and Sony Music Entertainment, he brings an effective management style focused on the successful execution of strategic objectives and improving profitability. Mr. Pierce has successfully launched and established significant market share for numerous media devices. Additionally, his career covers the development and launch of branded entertainment properties, franchise development and delivery across multiple distribution channels.
“Atari has been a cornerstone of a global cultural movement that forever changed how we experience entertainment. It’s an honor for me to have the opportunity to contribute to Atari’s exciting future,” stated Mr. Pierce. “There’s a heritage of expectation that demands a high level of responsibility to our consumers and the interactive entertainment industry. I look forward to collaborating with the gifted and passionate individuals at Atari to build on that heritage and raise the bar on what consumers can expect.”
Mr. Bonnell commented, “David has spent his career in the entertainment business and has a clear understanding and appreciation for our consumers. His leadership skills, first-hand operational execution and keen focus on profitability and investment value make him the ideal person to lead Atari.”
“With David as my senior partner, we will strengthen the capabilities of Atari,” Mr. Bonnell continued. “Our skill sets are complimentary and we share a passion for providing consumers with compelling and unique entertainment experiences. David’s track record is stellar and we are privileged to have an executive of his caliber and reputation leading Atari.”

As Executive Vice President and General Manager, Mr. Pierce spearheaded the complete restructuring and turnaround of Sony Wonder, a division of SONY BMG Music Entertainment. Under his leadership, the company achieved record revenue and multiple years of record profits. Prior to Sony Wonder, Mr. Pierce was the Senior Vice President of Columbia Tristar Home Video, a division of Sony Pictures Entertainment, from 1989 through 1994. Mr. Pierce was recruited to help devise and execute a complete reorganization of the company. Specific areas of focus included the reorganization of personnel, establishing sound financial controls, development of distribution strategies and establishing sales and marketing initiatives. Over a five-year period, Mr. Pierce increased revenues, achieved record net contribution results and developed strategic distribution relationships with several leading entertainment companies including Sony Electronic Publishing, Epic Home Video and New Line Pictures. In 1984, Mr. Pierce was recruited by New World Pictures to launch the company’s video division, New World Home Entertainment. Through unique advertising campaigns and creative sales promotion, he established New World as the industry leader amongst independent production companies.
About Atari
New York-based Atari, Inc. (Nasdaq: ATAR) develops interactive games for all platforms and is one of the largest third-party publishers of interactive entertainment software in the U.S. The Company’s 1,000+ titles include hard-core, genre-defining franchises such as The Matrix™ (Enter The Matrix and The Matrix: Path of Neo) and Test Drive®; and mass-market and children’s franchises such as Nickelodeon’s Blue’s Clues™ and Dora the Explorer™, and Dragon Ball Z®. Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext — ISIN: FR-0000052573), the largest interactive games publisher in Europe. For more information, visit www.atari.com.
Safe Harbor Statement
With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may vary materially from those expressed or implied by the statements herein. Some of the factors which could cause our results to differ materially include the following: the loss of key customers, such as Wal-Mart, Best Buy, Target, GameStop and EB Games; delays in product development and related product release schedules; inability to secure capital; adapting to the rapidly changing industry technology, including new console technology; maintaining relationships with leading independent video game software developers; maintaining or acquiring licenses to intellectual property; fluctuations in the Company’s quarterly net revenues and results of operations based on the seasonality of our industry; the termination or modification of our agreements with hardware manufacturers; and other factors described in our SEC filings.
The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.
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